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                                                                 Exhibit 10.kk

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 30th day of April, 1999 by and between Information Resources, Inc., a Delaware corporation (the "Company"), and Joseph P. Durrett ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Executive desires to accept such employment with the Company on the terms and subject to the conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants of the Company and Executive set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows:

                                    ARTICLE I
                                    ---------

                                   Employment
                                   ----------

     1.0 Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company on a full-time basis in an executive capacity, according to the terms and subject to the conditions hereinafter set forth, for the period commencing on the date hereof (the "Effective Date"), and ending with the effective date of termination of employment as provided in Article V (the "Employment Period").

     1.1 Employment Duties. As of the Effective Date and continuing during the Employment Period, Executive shall be employed in the capacity of President and Chief Executive Officer, and he shall possess such powers and duties as are normally incident to such position, as provided in the Company's By-laws and in accordance with Delaware General Corporation Law. During the Employment Period, Executive shall devote his best efforts and all of his normal business time and attention (excluding permitted vacation, holidays and personal and sick leave, and reasonable time devoted to civic and charitable activities) to the business of the Company and its affiliated companies. Executive may, with the express written approval of the Company's Board of Directors or an appropriate committee thereof (the "Board"), serve and receive compensation as a director of any other company affiliated with the Company or any non-affiliated company that, in the opinion of the Board, does not compete with the Company.

     1.2 Board Position. Contemporaneously with the execution and delivery of this Agreement, the Board has appointed Executive to be a director of the Company and has elected Executive Chairman of the Board. Executive agrees to serve in such capacity until the end of the Employment Period or his successor is elected and shall have qualified.



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     1.3 Place of Employment. Initially, Executive shall be based at the
Company's offices in Norwalk, Connecticut. Beginning on the Effective Date and continuing until August 31, 2000, Executive shall be reimbursed for expenses for business travel between Connecticut and Chicago pursuant to Section 2.4 hereof and the Company shall provide at the Company's expense a two-bedroom apartment at Presidential Towers (or the reasonable equivalent thereof) in Chicago, to accommodate Executive's business travel to Chicago.

                                   ARTICLE II
                                   ----------

                        Compensation and Certain Benefits
                        ---------------------------------

     The Company agrees to compensate Executive for the services rendered by him during the Employment Period as follows:

     2.0 Base Salary. During the Employment Period, the Company shall pay Executive a base salary (the "Base Salary") at an annual rate of Five Hundred Twenty-Five Thousand Dollars ($525,000.00), subject to annual review and increase on or about May 1 by the Board, it being understood that the Base Salary as increased from time to time shall not decrease during the Employment Period unless and only to the extent that the Board authorizes such a decrease as part of a salary reduction program applied in a similar fashion to senior officers other than Executive. The Base Salary shall be payable in accordance with the Company's payroll practices, less appropriate deductions for applicable taxes. Except to the extent provided in Article III hereof, the Company shall not be required to pay Executive his Base Salary for the portion of any Disability Period (as defined in Article III) with respect to which Executive receives disability benefit payments according to the provisions of the Company's disability plans applicable to Executive.

     2.1 Incentive Compensation. In addition to his Base Salary, Executive shall be eligible to receive incentive compensation as follows:

     (a) Management Incentive Plan. Executive shall be eligible to receive incentive compensation provided under the Company's Management Incentive Plan currently in effect (the "MIP"). Executive's target incentive bonus shall be an amount that is equal to 60% of the Base Salary paid to Executive for a given year ("Target Bonus Amount"). Within 90 days after the Effective Date, Executive and the Board shall mutually determine the initial incentive objectives to apply to Executive's participation in the MIP for the remainder of the 1999 fiscal year. Incentive objectives shall be subject to adjustment by the Board periodically during the Employment Period. Any incentive compensation awarded under the MIP shall be payable according to the provisions of the MIP. Executive shall be eligible to participate in any other applicable future incentive compensation plan of the Company which may succeed or replace the MIP or, in the absence of any such plan, such bonus or incentive compensation as the Board deems appropriate in light of the amount of bonus or other incentive compensation awarded by the Company to other similarly situated executives employed by the Company. The Company shall not be required to pay Executive bonus or incentive compensation under this provision for the portion of any Disability Period with respect to which Executive receives disability benefit


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payments according to the provisions of the Company's disability plans applicable to Executive.

     (b) Supplemental Bonus. Executive shall be eligible to receive three equal annual supplemental bonuses of Forty-Four Thousand Dollars ($44,000) each, payable in accordance with the following Supplemental Bonus Payout Schedule, provided Executive is employed by the Company as President and Chief Executive Officer at the time of each such bonus payout:

                       Supplemental Bonus Payout Schedule
                       ----------------------------------

                 First Bonus Payout:                June 1, 2000
                 Second Bonus Payout:               June 1, 2001
                 Third Bonus Payout:                June 1, 2002

     2.2 Employee Benefit Plans. For purposes of this Agreement, the meaning of the terms "employee benefit" and "employee benefits" shall exclude any salary or incentive compensation, but shall include benefits under health and welfare plans, life insurance, disability and retirement plans, 401(k) plans, holidays, personal leave, sick leave and vacation allowances (which shall be no less than four weeks per year). Executive shall participate during the Employment Period in all employee benefit plans (as those plans may be in effect from time to time) generally applicable to senior officers of the Company.

     2.3 Death Benefits. In the event of Executive's death during the Employment Period, the Company shall continue to pay the Executive's monthly Base Salary to his spouse, or his estate if there is no living spouse, for a period of 12 months commencing on the first day of the month following the month of Executive's death (the "Death Benefit"). In lieu of the Death Benefit, the Company may elect to cause payments in an amount equal to the Death Benefit to be made pursuant to a term life insurance policy on the life of Executive with a payment schedule reasonably equivalent to the Death Benefit schedule (the "Alternative Death Benefit"). If the Company elects to use the Alternative Death Benefit, Executive (or, in the alternative, a trust entity that he may designate) shall be the owner of and shall pay the annual premiums on the life insurance policy and the Company shall increase Executive's Base Salary by an amount that will, after tax deductions, equal the amount of such premium. Executive shall cooperate with the Company in applying for and obtaining any such life insurance policy. The Company reserves the right to terminate the Alternative Death Benefit at any time and will so notify Executive of any such termination, whereupon the Company will be obligated to pay the Death Benefit.

     2.4 Expenses. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by him in connection with the performance of his duties and obligations as set forth herein during the Employment Period. Such expenses shall include, but are not limited to, all travel and living expenses while travelling between Connecticut and Chicago on business or at the request and in the service of the Company, provided that such expenses are properly incurred and accounted for in accordance with the applicable policies and procedures established by the Company. Reimbursement shall be made upon presentation by Executive to the Company of reasonably detailed statements of such expenses. In addition, the Company shall reimburse Executive for his expenses incurred for professional financial planning



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services, in an amount not to exceed $7,500 per year, as well as relocation expenses incurred upon his relocation from Connecticut to Chicago pursuant to the Company's executive relocation policy (including, if necessary, the purchase of his residence in Connecticut in accordance with such policy).

     2.5 Supplemental Executive Retirement Plan. Executive shall be entitled to receive from the Company, pursuant to the terms and conditions of this Section 2.5, a supplemental executive retirement plan benefit ("SERP") in the amount of One Million Six Hundred Fourteen Thousand Dollars ($1,614,000) (the "SERP Amount"), which the parties agree is equivalent to the amount of One Hundred Fifty Thousand Dollars ($150,000) payable on an annual basis over 18 years (life expectancy) at a discount rate of seven percent.

     (a) Commencement and Payment. Subject to Section 2.5(b), the Company will pay the SERP Amount to Executive in one lump sum payment only if Executive completes seven full years of service with the Company. Subject to Section 2.5(b), the SERP Amount will be paid on the date that is the later to occur of
(i) the date Executive attains age 63 or (ii) the date of termination of Executive's employment with the Company. In no event shall the SERP be paid either in whole or in part while Executive continues in the employment of the Company.

     (b) Accrual and Vesting. Except as otherwise provided in this Section 2.5(b), the SERP shall fully vest and become nonforfeitable when Executive completes seven full years of service with the Company. If, at any time after Executive has completed seven full years of service with the Company, Executive's employment is terminated by the Company without Cause, or if Executive voluntarily terminates his employment with the Company with or without Good Reason, or if Executive dies or sustains a Disability resulting in the termination of his employment, then Executive (or his designated beneficiary, or if no beneficiary has been designated, his spouse on the date of his death) shall be entitled to receive the SERP Amount in a lump sum upon the date that is the later to occur of (1) the date Executive attains age 63 (or the date Executive would have attained age 63 if he dies before he reaches age 63) or (2) the date of termination of Executive's employment with the Company. Executive shall forfeit the SERP in its entirety and shall not be entitled to receive payment of the SERP Amount if (i) Executive has not completed seven full years of service with the Company (except for a termination of employment following a Change of Control), or (ii) at any time, whether before or after Executive has completed seven full years of service with the Company, the Company terminates Executive's employment for Cause or the Executive breaches, during the Employment Period, any of his obligations under Sections 6.0, 7.0 or 7.1 of this Agreement. Upon Executive's termination of employment following a Change of Control (other than a termination for Cause), unless Executive has breached, prior to such termination, any of his obligations under Sections 6.0, 7.0 or 7.1 hereof, the present value of the SERP (based on actuarial assumptions determined by an independent benefits consultant which is reasonably acceptable to Executive and the Company) shall be paid to Executive by the Company, whether or not he has then attained age 63 or completed seven years of service with the Company.



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     (c) Funding. All payments for the SERP shall be from the general funds of the Company. The Company may, at its expense, establish and contribute assets to a trust pursuant to which the SERP shall be paid, subject to the claims of the Company's unsecured creditors.



                                   ARTICLE III
                                   -----------

                                   Disability
                                   ----------

     3.0 Disability. In the event of any disability or illness of Executive (a "Disability") of a nature, degree, or effect such that, within the Employment Period, Executive becomes unable to perform his duties under this Agreement on a full-time basis and such that the Company believes (as reasonably determined by the Board or an appropriate committee thereof) on the basis of the facts available that Executive will be unable to perform his duties under the terms of this Agreement on a full-time basis for a consecutive period of 180 days or more (the "Disability Period"), the following provisions shall apply, it being understood that prior to any such determination Executive shall continue to be paid his full Base Salary and shall continue participating in any Company incentive compensation plans in which he is then participating, subject to Sections 2.0 and 2.1 hereof.

     3.1 Acting or Successor Officer. During any Disability Period, the Board (or an appropriate committee thereof) may appoint an acting or successor member or officer to each position or office then held by Executive.

     3.2 Disability Benefit Plans. During any Disability Period, Executive shall be entitled to receive disability benefit payments according to the provisions of the Company's disability plans for salaried employees, if any, and Executive shall continue to be an employee of the Company for purposes of continued vesting and exercise of stock options (but not for purposes of participation in incentive plans) and shall continue to participate in all employee benefit plans for which he is eligible pursuant to this Agreement or otherwise. To the extent that Executive remains employed by the Company during a Disability Period, in addition to the disability benefit payments under such plans, during the first 180 days of any such Disability Period, Executive shall be entitled to receive, at normal payroll dates, supplemental disability payments directly from the Company in the amount necessary for the total of such supplemental disability payments and disability benefit plan payments to equal, on an annual basis, 100% of the Base Salary in effect at the beginning of the Disability Period. In the event the Disability Period continues beyond such 180-day period and Executive remains employed the Company, Executive shall then receive, for the remaining duration of the Disability Period for as long as he remains employed, in addition to the disability benefit payments under the provisions of the Company's disability plan(s), supplemental disability payments directly from the Company at a rate equal to one-third (33%) of his Base Salary in effect at the beginning of the Disability Period, such supplemental disability payments to be adjusted on an annual basis by the applicable percentage increase (or decrease) in the consumer price index (All Urban Consumers) as published by the US Department of Labor, or any successor index thereto.



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     3.3 Employment Upon Termination of Disability. If and when, in the reasonable judgment of the Board, after the commencement of a Disability Period Executive regains his ability to perform his duties hereunder on a full-time basis, such Disability Period and the Company's obligation to make supplemental disability payments pursuant to Section 3.2 shall cease and Executive may resume employment with the Company, unless the Employment Period has previously terminated. If Executive resumes employment with the Company, he shall, immediately thereafter, resume being paid his Base Salary under the same terms as he was being paid at the commencement of the Disability Period and resume participating in any Company incentive compensation plans in which he was then participating, with no cost-of-living or other adjustment of the Base Salary if the length of the Disability Period is less than 24 months. If the Disability Period continues for 24 months or more, Executive's Base Salary will be adjusted upon his resumption of duties by the applicable percentage increase (or decrease), during the Disability Period, in the consumer price index (All Urban Consumers) as published by the US Department of Labor, or any successor index thereto.

                                   ARTICLE IV

                                Equity Incentives

     4.0 Stock Options. Pursuant to the Company's 1992 Executive Stock Option Plan, as amended (the "Executive Option Plan"), or any other option plan of the Company in which Executive may be eligible to participate, as determined by the Company (the "Option Plan") as administered by the Board (or an appropriate committee thereof), the Company shall grant to Executive options (the "Stock Options") to purchase shares of the Company's common stock ("Common Stock") as provided in this Section 4.0 and in the form of the Company's Executive Stock Option Agreement attached hereto as Exhibit A (as amended from time to time) to be entered into by the Company and Executive contemporaneously with each Stock Option grant.

     (a) Stock Option Grants. The Company shall grant to Executive Stock Options as provided in this subsection (a).

         (i) On the Effective Date (the "First Grant Date"), the Company shall grant to Executive 250,000 Stock Options, at an exercise price equal to the Fair Market Value (as defined in the Option Plan) per share on the First Grant Date, which, subject to the provisions of subsections (b), (c) and
     (d) of this Section 4.0, shall vest and become exercisable in three annual installments as follows: 83,334 shares on the first anniversary of the First Grant Date; 83,333 shares on the second anniversary of the First Grant Date; and 83,333 shares on the third anniversary of the First Grant Date.

         (ii) Effective on the date that the Company's stockholders approve the requisite amendment to the Executive Option Plan (which is expected to be May 20, 1999) (the "Second Grant Date"), the Company shall grant to Executive 350,000 Stock Options, at an exercise price equal to $8.375 per share, which, subject to the provisions of subsections (b), (c) and (d) of this Section 4.0, shall vest and become exercisable in three annual installments as follows: 116,667 shares on the first anniversary of the Second Grant Date; 116,666 shares on the second anniversary of the Second



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     Grant Date; and 116,666 shares on the third anniversary of the Second Grant
     Date.

         (iii) In the event that Executive is employed by the Company on the first anniversary of the Effective Date, and subject to stockholder approval of additional Stock Options available for issuance under the Option Plan, if necessary, then, on any business day selected by the Company during calendar year 2000 up to and including May 20, 2000, the Company shall grant to Executive 300,000 Stock Options, at the exercise price of $12.00 per share, which, subject to the provisions of subsections
     (b), (c) and (d) of this Section 4.0, shall vest and become exercisable in three equal annual installments of 100,000 shares on each of May 20, 2001, May 20, 2002 and May 20, 2003.

     (b) Vesting and Exercise Upon Change of Control After Two Years. In the event of any Change of Control (as hereafter defined) that occurs on or after the second anniversary of the Effective Date, then, upon the termination of the Employment Period for any reason other than for Cause within six months of such Change of Control, Executive, or his estate if Executive is not then living, shall be entitled to immediately exercise in full any unexercised Stock Options, whether vested or unvested (other than terminated or expired options) then held by Executive or his estate if Executive is not then living, provided that Executive shall have a period of two years after the date the Employment Period terminates to exercise such Stock Options, to the extent they shall not have earlier expired. In the event Executive's employment is terminated for Cause, he may exercise only such Stock Options as are vested and exercisable on the date of termination of his employment, which such exercise shall occur, if at all, no later than 30 days after the date of such termination, and all other Stock Options held by Executive shall terminate. As used in this Agreement, "Change of Control" means:

         (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities; or

         (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

         (iii) The date of the consummation of a merger or consolidation of the Company with any other entity that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by



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     remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (c) Vesting and Exercise Upon Change of Control Within Two Years. In the event of any Change of Control that occurs before the second anniversary of the Effective Date, any Stock Options then held by Executive shall vest and become exercisable as provided in this Section 4.0(c). Unless Executive is terminated for Cause, such Stock Options shall vest, whether or not Executive continues to be employed by the Company, in accordance with the applicable vesting schedule provided in Section 4.0(a) and in the applicable Option Agreement and Executive shall have a period of 30 days after all of his Stock Options are fully vested and exercisable to exercise such Stock Options. In the event Executive's employment is terminated for Cause, he may exercise only such Stock Options as are vested and exercisable on the date of termination of his employment, which such exercise shall occur, if at all, no later than 30 days after the date of such termination, and all other Stock Options held by Executive shall terminate.

     (d) Vesting and Exercise Upon Termination of Employment Period Absent a Change of Control. Except as expressly provided in subsections (b) and (c) of this Section 4.0, all Stock Options granted to Executive as of the time of termination of the Employment Period shall vest and become exercisable by Executive, or his estate if he is not living, as follows:

         (i) in the event of Executive's death during the Employment Period, or termination of the Employment Period as a result of a Disability as provided in Section 5.6, all unvested Stock Options shall immediately vest and be exercisable by Executive or his estate for a period of 24 months from the date of death or termination of employment, as applicable;

         (ii) in the event Executive terminates the Employment Period for Good Reason, any Stock Options then held by Executive shall continue to vest after such termination in accordance with the applicable schedule as provided herein and in the applicable Option Agreement, and Executive shall have a period of 30 days after all such Stock Options are fully exercisable to exercise such Stock Options;

         (iii) in the event the Executive terminates the Employment Period without Good Reason, Executive's Stock Options which are vested and exercisable on the date of termination of employment will be exercisable for the period ending at the earlier of the expiration date of such Stock Options or 30 days after the date of termination of employment;

         (iv) in the event the Company terminates the Employment Period without Cause, Executive's Stock Options which are vested and exercisable on the date of termination will be exercisable for the period ending at the earlier of the expiration date


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     of such Stock Options or 24 months after the date of termination of employment; and

         (v) in the event the Company terminates the Employment Period for Cause, Executive's Stock Options which are vested and exercisable on the date of termination will be exercisable for the period ending at the earlier of the expiration date of such Stock Options or 30 days after the date of termination of employment.



         4.1 Restricted Stock. On the Effective Date, the Company shall grant to Executive 310,000 shares of Common Stock, which shall be subject to such restrictions and other terms and conditions as are provided in the form of Restricted Stock Agreement attached hereto as Exhibit B.

                                    ARTICLE V
                                    ---------

                               Term of Employment
                               ------------------

     5.0 Term of Employment. The employment of Executive under this Agreement shall commence on the date hereof and continue for a period of three years ("Initial Period") unless earlier terminated pursuant to this Article V. Following the expiration of the Initial Period, Executive's employment shall automatically continue until terminated in accordance with this Article V.

     5.1 Termination Without Cause. Either party may terminate the employment of Executive pursuant to this Agreement, without Cause or Good Reason, by giving the other party prior written notice specifying a termination date no earlier than 90 days and no later than 120 days following the delivery of such notice (a "No Cause Notice"). In the event the Company terminates Executive's employment without Cause in accordance with this Section 5.1 (i) Executive shall be paid during the next three years following such termination of employment, his Base Salary at the rate in effect immediately prior to the giving of the No Cause Notice (payable in accordance with the Company's payroll practices, less appropriate deductions for applicable taxes), (ii) Executive shall be entitled to continue to participate, during such three-year period, in the employee benefit plans identified in Section 2.2 in accordance with the terms thereof,
(iii) the SERP Amount shall be payable, if at all, in accordance with the provisions of Section 2.5 hereof, and (iv) to the extent that Executive would have received the Target Bonus Amount had he continued to be employed by the Company through the end of the fiscal year in which he is terminated, Executive shall be entitled to receive a portion of such Target Bonus Amount as pro rated through the date of termination, which amount shall be payable according to the provisions of the MIP.

     5.2 Termination by Executive for Good Reason. Except as otherwise provided in this Section 5.2, at any time prior to Executive's receipt of a No Cause Notice or the termination of Executive's employment by the Company for Cause, Executive may give notice to terminate his employment for "Good Reason" (described in subsections (a) through (c) of this Section 5.2) by delivering a written notice of termination to the Company specifying the Good Reason for the


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termination and further specifying the effective date of termination which shall be no earlier than 30 days and no later than 60 days after the Company' receipt of such written notice of termination (a "Good Reason Notice"). A Good Reason Notice will not be effective unless received by the Company within 30 days after the occurrence of the event specified by Executive as being the "Good Reason" for termination. The Company shall have 30 days after receiving any Good Reason Notice within which to initiate corrective or remedial action, and if such action is timely initiated, then upon completion of such corrective or remedial action the Good Reason Notice shall be deemed withdrawn. For the purposes of this Agreement, Executive shall have "Good Reason" to terminate his employment hereunder if, but only if:

     (a) without the consent of Executive, he is assigned any duties inconsistent with Article I or his positions, duties, responsibilities and status with the Company immediately prior to a change in his titles or offices, or he is removed from or not re-elected to any of such positions, except in connection with (1) the termination of his employment for Cause or Disability or by him other than for "Good Reason" as hereafter provided or as a result of his death, or (2) the commencement or continuation of a Disability Period;

     (b) a reduction is made by the Company in Executive's Base Salary, except as provided in Section 2.0 hereof;

     (c) The Company fails to continue in effect any benefit, bonus or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan (other than those plans which expire by the express terms thereof) in which Executive is participating, without providing him with a plan having substantially similar benefits, or takes any action which would adversely affect his participation in or materially reduce his benefits under any of such plans or deprive him of a material fringe benefit enjoyed by him, in any case other than as part of a reduction or change generally applicable to other senior officers of the Company; or

     (d) The Company fails to obtain from any successor entity to the Company an agreement to perform this Agreement to the extent and in the manner required to be performed by the Company.

     In the event Executive terminates his employment for "Good Reason" in accordance with this Section 5.2, Executive shall be paid during the next three years following such termination of employment (1) his Base Salary at the rate in effect immediately prior to the giving of the Good Reason Notice (payable in accordance with the Company's payroll practices, less appropriate deductions for applicable taxes) and (2) that portion of the Target Bonus Amount (as defined in
Section 2.1) that is related to the Company's component goals to the extent such goals are satisfied under the MIP during such three-year period. During such three-year period, Executive shall also be entitled to continue to participate in the employee benefit plans identified in Section 2.2 in accordance with the terms thereof. The SERP Amount shall be payable, if at all, in accordance with the provisions of Section 2.5 hereof.

     5.3 Termination After Change of Control. In the event Executive's employment



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hereunder terminates for any reason, other than a termination for Cause, within six months of a Change of Control, Executive shall be paid during the next three years following such termination of employment, his Base Salary at the rate in effect immediately prior to the date of such termination (payable in accordance with the Company's payroll practices, less appropriate deductions for applicable taxes) and Target Bonus Amount (as defined in Section 2.1), and, during such three-year period, shall also be entitled to continue to participate in the employee benefit plans identified in Section 2.2 in accordance with the terms thereof. The SERP Amount shall be payable, if at all, in accordance with the provisions of Section 2.5 hereof.

     5.4 Termination For Cause. In the event of "Cause" (as defined below), the Company shall have the right to terminate this Agreement, either during or after the Initial Period, without any prior written notice to Executive. "Cause" shall be deemed to exist under the following circumstances:

     (a) if Executive refuses or fails or neglects to perform his obligations under this Agreement and Executive fails to rectify such deficiency within 30 days after receiving written notice from the Board, for any reason other than factors that, if continued, would reasonably give rise to the determination or continuation of a Disability Period;

     (b) if Executive has developed or pursued interests substantially adverse or substantially inconsistent with the material fulfillment of his obligations hereunder to the Company, and fails to cease such conduct within ten days after receiving written notice from the Board;

     (c) if Executive engages in illegal or other wrongful conduct which is detrimental to the business or reputation of the Company; or

     (d) if Executive engages in any conduct or activity prohibited by Section 6.0, 7.0 or 7.1 of this Agreement.

     In the event of termination in accordance with this Section 5.4, the Company shall have no further liability in respect of Executive's employment; provided, however, that the Company shall pay Executive the value of any accrued salary or other compensation due Executive on the date of termination. The SERP Amount shall be payable, if at all, in accordance with the provisions of Section
2.5 hereof.

     5.5 Termination Upon Death of Executive. The employment of Executive under this Agreement shall automatically terminate upon the death of Executive.

     5.6 Termination Upon Executive's Disability. Either party may terminate the employment of Executive pursuant to this Agreement in the event that Executive suffers a Disability as defined in Section 3.0 hereof. Such termination shall take effect upon the termination date specified in a written notice delivered by the terminating party to the other party. In the event the Employment Period is terminated in accordance with this Section 5.6, Executive shall be paid during the next three years following such termination of employment, an amount equal to the amount of his Base Salary at the rate in effect immediately prior to the giving of such termination notice less any disability benefits and Social Security payments received by Executive during such period (payable in accordance with the Company's payroll practices, less appropriate deductions for applicable taxes). The SERP Amount shall be payable, if at all, in accordance with the provisions of Section 2.5 hereof.

     5.7 Release; Future Conduct. Prior to receiving any termination payment under this Article V, Executive shall deliver a release, in a form reasonably satisfactory to the Company and Executive, of any and all claims he may have against the Company. In the event that Executive breaches any of his obligations under Sections 6.0, 7.0 or 7.1 of this Agreement, the Company shall have no obligation to pay or continue to pay to Executive any termination payment hereunder.

                                   ARTICLE VI
                                   ----------

                              Restrictive Covenants
                              ---------------------

     6.0 Covenant Not to Compete. For the period beginning on the Effective Date and ending on the third anniversary of the date of termination of the Employment Period, Executive shall not, directly or indirectly, whether on Executive's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, executive, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of 5% of the outstanding stock of any class of any such corporation):

     (a) participate or engage in developing, manufacturing, marketing or distributing any products or services offered, or planned to be offered, by the Company ("Competitive Activities"), including, without limitation:

         (i) selling products or rendering services of the type (or similar to the type) sold or rendered by the Company;

         (ii) soliciting any person or entity that is or has been a customer during the Employment Period or that is or was a prospective customer prior to or during the Employment Period, in each case, of the Company or an affiliate of the Company

         (iii) (provided that it shall not be deemed a breach of this Agreement if Executive solicits such customers for products or services unrelated to the Competitive Activities); or

         (iv) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (i) or (ii) above;

         (v) being employed by any person or entity that has received services of the type described above from Executive or with which Executive otherwise had material contact during the Employment Period or which received services of the type described above from any officer or employee of the Company over which Executive had management responsibility, in either case to provide or supervise, directly or indirectly, the services comprising a Competitive Activity; or

     (b) perform any action, activity or course of conduct which is detrimental in any material respect to the businesses or business reputation of the Company (or any of its affiliates), including without limitation;

         (i)   soliciting, recruiting or hiring any employees of the Company
     (or any of its affiliates) or persons who have worked for the Company (or any of its affiliates) at any time since the Effective Date, provided that any entity which employs Executive may hire, without Executive's knowledge or assistance, an employee of the Company or person who may have worked for the Company, and provided further that Executive may hire any employee of the Company that has been terminated by the Company; and

         (ii) soliciting or encouraging any employee of the Company (or any of its affiliates) to leave the employment of the Company.

     6.1 Acknowledgement. Executive acknowledges that the restrictions set forth in this Article VI are (a) reasonable and necessary for the protection of the Company's interests and (b) are entered into by Executive in exchange for adequate consideration granted to him in connection with this Agreement. In the event that any provision of this Article VI is found by a court of competent jurisdiction to be unreasonable or unenforceable, the parties agree that such provision shall be enforceable against Executive to the greatest extent that would be found to be reasonable and enforceable.

                                   ARTICLE VII
                                   -----------

                    Confidentiality; Ideas and Improvements.
                    ----------------------------------------

     7.0 Confidentiality. The Company is engaged in various lines and methods of doing business, and utilizes processes, programs, data, software and techniques which consist of or involve confidential business information. Such information has been or will be available to and used by Executive during the course of his employment as well as confidential client information including data disclosing the identity of clients of the Company, their particular needs, methods, data and other similar information. Executive agrees that so long as such information is confidential in fact and is not readily ascertainable by third parties through lawful means, he will not, during the Employment Period and for a period of five consecutive years immediately thereafter, disclose or use such confidential information, either directly or indirectly for the benefit of any person or entity other than the Company. Executive agrees to return all programs, manuals, documents, records, and other information relating to the business of the Company, including materials prepared by Executive, to the Company immediately upon the termination of employment hereunder.

     7.1 Ideas and Improvements. Executive agrees to promptly disclose to the Company all ideas, designs, improvements, creations and inventions, whether or not patentable or subject to other legal protection, which have significant relationship to the business of the Company or any affiliates of the Company, and which were developed or created by Executive at any place or time during the Employment Period (collectively, "Ideas and Creations"). Executive further agrees to take all steps necessary to execute and deliver to the Company copyright or patent rights on matters suitable for such protection, and to execute and deliver to the Company all documents which may be required to assign to the Company such copyright or patent rights, and to otherwise cooperate to the extent within Executive's control to ensure the Company's use and enjoyment of such Ideas and Creations, provided that there is no obligation to assign an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates to the business of the Company or to the Company's actual or
demonstrably anticipated research                                           or



development, or (b) the invention results from any work performed by Executive for the Company.

                                  ARTICLE VIII
                                  ------------

                            Miscellaneous Provisions
                            ------------------------

     8.0 Legal Remedies. Executive hereby acknowledges that the Company would suffer irreparable injury if the provisions of Sections 6.0, 7.0 or 7.1 above were breached and that the Company's remedies at law would be inadequate in the event of such breach. Accordingly, Executive hereby agrees that any such breach or threatened breach may, in addition to any other available remedies, be preliminarily enjoined by the Company without bond. In the event of litigation under this Agreement, each side shall pay its own attorneys' fees and expenses, except that if Executive is enjoined either preliminarily or permanently, after an evidentiary hearing, then Executive shall pay the attorneys' fees and expenses of the Company in connection with that evidentiary hearing and, if such evidentiary hearing results in a court refusing a preliminary or permanent injunction, then the Company shall pay Executive's attorneys' fees and expenses in connection with such hearing. Sections 6.0, 7.0 and 7.1 shall survive, and shall continue in effect, notwithstanding any termination of this Agreement.

     8.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive and the Company and each of their respective heirs, personal representatives, permitted assigns, and successors in interest, including, in the case of the Company, any company with which the Company may be merged or consolidated or to which all or substantially all of the Company' assets may be transferred. Except as otherwise provided above, this Agreement shall not be assignable by the Company or Executive without the express written consent of the other party.

     8.2 Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of Illinois.

     8.3 Notices. All notices required or permitted hereunder shall be given in writing, either delivered personally or by registered or certified mail, addressed to the Company at its principal office to the attention of the General Counsel, or to Executive either at his residence address shown on the employment records of the Company or in care of the principal office of the Company, with a copy to Martin Cohn, Martin Cohn & Associates, 116 South Michigan Avenue, 14th Floor, Chicago, Illinois 60603. Notice delivered personally shall be deemed effectively given as of the time of personal delivery, and notice given by mail shall be deemed effectively given as of the date of such mailing.

     8.4 Entire Agreement; Amendments; Headings. This Agreement embodies the entire Agreement of the Company and Executive with respect to the subject matter hereof, and replaces and supersedes any prior understandings, whether written or oral, regarding such subject matter, provided that in the event that any provision of this Agreement is inconsistent with any provision of the Restricted Stock Agreement or any Option Agreement, then the provision of this Agreement shall control. No amendment or modification of the terms of this Agreement shall be effective unless reduced to a written instrument executed by the Company and Executive. The headings of sections in this Agreement are for convenience only.

     IN WITNESS WHEREOF, the Company and Executive have caused this Employment Agreement to be duly executed as of the date first written above.

                                           INFORMATION RESOURCES, INC.


ATTEST:                                    By: /s/ Thomas W. Wilson, Jr.
                                               --------------------------------
/s/ Monica M. Weed                             Thomas W. Wilson, Jr.
---------------------------                    Chief Executive Officer
Monica M. Weed
Assistant Secretary
                                           /s/ Joseph P. Durrett
                                           ------------------------------------
                                           Joseph P. Durrett



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